28 September 2007	Clayton Utz Lawyers Levels 19-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

Securitisation Advisory Services Pty Limited	PO Box H3 Australia Square Sydney NSW 1215 DX 370 Sydney
Level 8 48 Martin Place SYDNEY NSW 2000	T +61 2 9353 4000 F +61 2 8220 6700
www.claytonutz.com

Our reference: 11457/13327/80060770

Dear Sirs

Commonwealth Bank of Australia: Medallion Shelf Reload 2007

We have acted for Securitisation Advisory Services Pty. Limited (“SAS”) in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) and the Base Prospectus (the “Base Prospectus”) and form of Prospectus Supplement (the “Form of Prospectus Supplement”) forming a part thereof (together, the “Prospectus”) filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

Definitions in the Prospectus apply in this opinion. Relevant Jurisdiction means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.	Documents

We have examined the following documents filed as exhibits to the Registration Statement:

(a)	a conformed copy of the Master Trust Deed dated 8 October 1997 (as amended) between SAS and Perpetual Trustee Company Limited;
(b)	a form of Series Supplement;
(c)	a form of Note Trust Deed;
(d)	a form of Security Trust Deed;
(e)	a form of Liquidity Facility Agreement;
(f)	a form of Standby Redraw Facility Agreement;
(g)	a form of ISDA Master Agreement - Interest Rate Swap Agreement;
(h)	a form of ISDA Master Agreement - CBA Currency Swap Agreement;
(i)	a form of ISDA Master Agreement - Third Party Currency Swap Agreement;
(j)	a form of Underwriting Agreement;
(k)	a form of Agency Agreement; and

28 September 2007

Securitisation Advisory Services Pty Limited

(l)	a copy of the Prospectus.
2.	Assumption

For the purposes of giving this opinion we have assumed that where a form of a document has been submitted to us it will be executed in that form.

3.	Qualifications

Our opinion is subject to the following qualifications.

(a)

We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the laws of the United States.

(b)

Our opinion is subject to the explanations and qualifications set forth under the caption “Australian Tax Matters” and “Withholding or Tax Deductions” in the Base Prospectus and in the related Prospectus Supplement for a series of Offered notes.

4.	Opinion

Based on the assumption and subject to the qualifications set out above we are of the opinion that while the section entitled “Australian Tax Matters” in the Base Prospectus does not purport to discuss all possible Australian tax ramifications of the purchase, ownership, and disposition of the Offered notes, we hereby confirm that, if we are acting as Australian tax counsel with respect to any series of Offered notes, the opinions set forth in the Base Prospectus under the heading “Australian Tax Matters” which discuss the material Australian income tax consequences of the purchase ownership and disposition of the Offered notes (as modified by the statements, if any, in the related Prospectus Supplement for that series of Offered notes) accurately reflect our opinion. There can be no assurance, however, that the tax conclusions presented in the Base Prospectus under the heading “Australian Tax Matters” (as modified by the related Prospectus Supplement for a series of Offered notes) will not be successfully challenged by the Australian Taxation Office, or significantly altered by new legislation, changes in Australian Taxation Office positions or judicial decisions, any of which may be applied retroactively with respect to completed transactions.

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-3 filed with the Prospectus and to the references to this firm under the heading “Australian Tax Matters” and “Enforcement of Foreign Judgments in Australia” in the Base Prospectus and under the heading “Legal Matters” in the Base Prospectus and the Form of Prospectus Supplement, without admitting that we are “experts” within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Yours faithfully

/s/ Mark Friezer

Mark Friezer, Partner

+61 2 9353 4227

mfriezer@claytonutz.com